UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): July 23, 2012

Material Sciences Corporation

(Exact name of registrant as specified in its charter)

Delaware	01-8803	95-2673173
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2200 East Pratt Boulevard

Elk Grove Village, Illinois 60007

(Address of Principal Executive Offices, including Zip Code)

(847) 439-2210

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 1.01 Entry into a Material Definitive Agreement.

As previously disclosed, Material Sciences Corporation (“MSC”) is seeking to sell its facility located at 2200 East Pratt Blvd., Elk Grove Village, Illinois (the “Facility”). MSC believes the existence of a long-term lease on the Facility will enhance its value and MSC’s ability to sell the Facility to an investor.

On July 23, 2012, MSC entered into a lease agreement (the “Lease”) with Main Steel Polishing Company, Inc. (“Main Steel”) covering approximately 240,000 square feet of the 280,000 square foot Facility. The Lease will eventually include all of the production area and approximately one half of the office area of the Facility. The corporate offices of MSC will continue to occupy the remaining office area not under lease. The Lease contains an initial 15-year term and provides Main Steel with two five year options to extend the Lease. The Lease covers space currently occupied by two lessees who have agreed to vacate the Facility within the next ten months. The Lease provides for monthly payments with aggregate payments over the initial term of the Lease of approximately $17.5 million. Main Steel is responsible for its proportionate share of operating expenses, real estate taxes and insurance on the Facility.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MATERIAL SCIENCES CORPORATION

By:	/s/ James D. Pawlak
James D. Pawlak
Vice President, Chief Financial Officer, Corporate Controller and Corporate Secretary

Date: July 24, 2012